Exhibit 99.1

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

TTM Technologies, Inc. Reports Fourth Quarter & Fiscal Year 2025 Results

Santa Ana, CA – February 4, 2026 – TTM Technologies, Inc. (NASDAQ: TTMI) (“TTM”), a leading global manufacturer of technology products, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and technologically advanced interconnect products, including printed circuit boards (“PCB”s) and substrates, today reported results for the fourth quarter and fiscal 2025, which ended on December 29, 2025.

Fourth Quarter 2025 Highlights

•	Net sales were $774.3 million, up 19% year on year

•	GAAP net income of $50.7 million, or $0.48 per diluted share

•	Adjusted EBITDA of $126.2 million, or 16.3% of net sales

•	Non-GAAP net income of $74.8 million, or $0.70 per diluted share, an all-time quarterly record high

•	Cash flow from operations of $62.9 million, or 8.1% of net sales

•	Total book to bill of 1.35 for the fourth quarter

•	A&D program backlog $1.6 billion

•	Data Center Computing and Networking combined end market revenues increased to 36% of total company revenues driven by generative AI demand

Fourth Quarter 2025 GAAP Financial Results

Net sales in the fourth quarter of 2025 were $774.3 million, compared to $651.0 million in the fourth quarter of 2024.

GAAP operating income in the fourth quarter of 2025 was $80.7 million. This compared to GAAP operating income in the fourth quarter of 2024 of $9.0 million, inclusive of a $32.6 million goodwill impairment charge related to the RF&S Components segment.

GAAP net income in the fourth quarter of 2025 was $50.7 million, or $0.48 per diluted share. This compared to GAAP net income in the fourth quarter of 2024 of $5.2 million, or $0.05 per diluted share, inclusive of a $32.6 million goodwill impairment charge related to the RF&S Components segment.

Fourth Quarter 2025 Non-GAAP Financial Results

Adjusted EBITDA in the fourth quarter of 2025 was $126.2 million, or 16.3% of net sales, compared to adjusted EBITDA of $95.7 million, or 14.7% of net sales, in the fourth quarter of 2024.

Non-GAAP net income in the fourth quarter of 2025 was $74.8 million, or $0.70 per diluted share. This compares to non-GAAP net income of $51.4 million, or $0.49 per diluted share, in the fourth quarter of 2024.

“We delivered another strong quarter with both revenues and non-GAAP EPS at or above the high end of the guided range. Revenues grew 19% reflecting continued demand strength in the Data Center Computing and Networking end markets supporting AI and data center buildouts. Our Medical, Industrial and Instrumentation end market experienced healthy double-digit revenue growth while Aerospace and Defense experienced higher than market growth,” said Edwin Roks, President & CEO of TTM Technologies Inc. “Adjusted EBITDA margins were 16.3%, reflecting continued solid execution.” concluded Dr. Roks.

Full Year 2025 Results

Net sales for 2025 increased to $2.9 billion from $2.4 billion in 2024, a 19.0% increase.

GAAP operating income for 2025 was $264.7 million. This compares to a GAAP operating income for 2024 of $116.0 million, inclusive of a $32.6 million goodwill impairment charge related to the RF&S Components segment.

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

GAAP net income for 2025 was $177.4 million, or $1.68 per diluted share. This compares to GAAP net income for 2024 of $56.3 million, or $0.54 per diluted share, inclusive of a $32.6 million goodwill impairment charge related to the RF&S Components segment.

On a non-GAAP basis, net income for 2025 was $259.0 million, or $2.46 per diluted share. This compares to 2024 non-GAAP net income of $177.5 million, or $1.70 per diluted share.

Adjusted EBITDA for 2025 was $456.3 million, or 15.7% of net sales, compared to $351.5 million, or 14.4% of net sales, for 2024.

“Our employees delivered powerful growth and profitability results in 2025 for TTM. Revenue growth of 19% was largely driven by generative AI in the Data Center Computing and Networking end markets and continued strength in the Aerospace and Defense, and Medical, Industrial, and Instrumentation end markets. Revenue fall through, favorable product mix, and improved execution helped to grow margins and non-GAAP EPS,” continued Roks. “We continue to push forward and execute upon strategic priorities by capitalizing on our growth opportunities through leading product innovation and optimized technological and geographic capacity.”

Business Outlook

For the first quarter of 2026, TTM estimates that net sales will be in the range of $770 million to $810 million, and non-GAAP net income will be in the range of $0.64 to $0.70 per diluted share. For fiscal year 2026, TTM estimates that net sales will grow in the 15% to 20% range.

With respect to TTM’s outlook for non-GAAP net income per diluted share, we are unable to predict with reasonable certainty or without unreasonable effort certain items that may affect a comparable measure calculated and presented in accordance with GAAP. Our expected non-GAAP net income per diluted share excludes primarily the future impact of restructuring actions, impairment charges, unusual gains and losses including but not limited to unrealized foreign exchange translation, and tax adjustments. These reconciling items are highly variable and difficult to predict due to various factors outside of management’s control and could have a material impact on our future period net income per diluted share calculated and presented in accordance with GAAP. Accordingly, a reconciliation of non-GAAP net income per diluted share to a comparable measure calculated and presented in accordance with GAAP has not been provided because TTM is unable to provide such reconciliation without unreasonable effort. For the same reasons, TTM is unable to address the probable significance of the information.

Live Webcast/Conference Call

TTM will host a conference call and webcast to discuss fourth quarter and fiscal year 2025 results and the first quarter 2026 outlook on Wednesday, February 4, 2026, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The conference call will include forward-looking statements.

Access to the conference call will be available by clicking on the registration link TTM Technologies, Inc. Fourth Quarter and Fiscal 2025 Conference Call. Registering participants will receive dial in information and a unique PIN to join the call. Participants can register at any time up to the start of the conference call. The conference call will also be simulcast on the company’s website for those who would like to view the live webcast, and this can be accessed by clicking on the link TTM Technologies Fourth Quarter and Fiscal 2025 Webcast.

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

To Access a Replay of the Webcast

The replay of the webcast will remain accessible for one week following the live event on TTM’s website at TTM Technologies Inc. Fourth Quarter and Fiscal 2025 Webcast.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology products, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and technologically advanced interconnect products, including PCBs and substrates. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop design, engineering and manufacturing services enable customers to reduce the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

The preliminary financial results included in this press release represent the most current information available to management. TTM’s actual results when disclosed in its Form 10-Q may differ from these preliminary results as a result of the completion of TTM’s financial closing procedures, final adjustments, completion of the review by TTM’s independent registered accounting firm, and other developments that may arise between now and the disclosure of the final results. This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general market and economic conditions, including interest rates, currency exchange rates, and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers, and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.

About Our Non-GAAP Financial Measures

To supplement our consolidated condensed financial statements presented on a GAAP basis, this release includes information about TTM’s adjusted EBITDA, non-GAAP net income, and non-GAAP earnings per diluted share (“EPS”), all of which are non-GAAP financial measures. TTM presents non-GAAP financial information to enable investors to see TTM through the eyes of management and to provide better insight into TTM’s ongoing financial performance.

A material limitation associated with the use of the above non-GAAP financial measures is that they have no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. TTM compensates for these limitations by providing full disclosure of each non-GAAP financial measure and reconciliations below to the most directly comparable GAAP financial measure. However, the non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

	Fourth Quarter		Full Year
	2025	2024	2025	2024
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
Net sales	$774,320	$650,965	$2,906,345	$2,442,753
Cost of goods sold	608,451	524,424	2,304,659	1,965,378

Gross profit	165,869	126,541	601,686	477,375

Operating expenses:
Selling and marketing	21,077	19,977	85,460	80,030
General and administrative	50,058	45,266	192,149	170,107
Research and development	6,881	7,923	28,992	31,845
Amortization of definite-lived intangibles	6,888	6,914	27,554	35,550
Impairment of goodwill	—	32,600	—	32,600
Restructuring charges	216	4,833	2,847	11,200

Total operating expenses	85,120	117,513	337,002	361,332

Operating income	80,749	9,028	264,684	116,043
Interest expense	(12,376)	(11,204)	(45,334)	(47,515)
Other, net	(6,365)	16,507	(9,013)	15,421

Income before income taxes	62,008	14,331	210,337	83,949
Income tax provision	(11,323)	(9,161)	(32,889)	(27,650)

Net income	$50,685	$5,170	$177,448	$56,299

Earnings per share:
Basic	$0.49	$0.05	$1.73	$0.55
Diluted	0.48	0.05	1.68	0.54
Weighted-average shares used in computing per share amounts:
Basic	103,351	101,981	102,598	101,781
Diluted	106,596	104,576	105,453	104,098
Reconciliation of the denominator used to calculate basic earnings per share and diluted earnings per share:
Weighted-average shares outstanding	103,351	101,981	102,598	101,781
Dilutive effect of performance-based stock units, restricted stock units and stock options	3,245	2,595	2,855	2,317

Diluted shares	106,596	104,576	105,453	104,098

SELECTED BALANCE SHEET DATA
	December 29, 2025	December 30, 2024
Cash and cash equivalents	$501,234	$503,932
Accounts receivable, net	563,741	448,611
Contract assets	468,006	381,382
Inventories	250,057	224,985
Total current assets	1,855,406	1,606,744
Property, plant and equipment, net	1,010,710	869,957
Total assets	3,840,331	3,472,494
Short-term debt, including current portion of long-term debt	$3,815	$3,795
Accounts payable	543,538	406,221
Contract liabilities	175,627	170,915
Total current liabilities	962,197	809,054
Long-term debt, net of discount and issuance costs	912,336	914,359
Total long-term liabilities	1,115,881	1,099,616
Total stockholders’ equity	1,762,253	1,563,824
Total liabilities and stockholders’ equity	3,840,331	3,472,494

SUPPLEMENTAL DATA

	Fourth Quarter		Full Year
	2025	2024	2025	2024
Gross margin	21.4%	19.4%	20.7%	19.5%
Operating margin	10.4%	1.4%	9.1%	4.8%

	Fourth Quarter		Full Year
	2025	2024	2025	2024
End market breakdown[1] :
Aerospace and Defense	41%	46%	44%	46%
Automotive	9%	12%	10%	13%
Data Center Computing	28%	22%	24%	20%
Medical/Industrial/Instrumentation	14%	13%	14%	14%
Networking	8%	7%	8%	7%

	Fourth Quarter		Full Year
	2025	2024	2025	2024
Operating segment data[1] :
Net sales:
Aerospace & Defense	$317,970	$306,157	$1,292,523	$1,139,955
Commercial	448,452	339,261	1,585,701	1,275,701
RF&S Components	10,672	10,121	40,014	37,317
Intersegment eliminations	(2,774)	(4,574)	(11,893)	(10,220)

Total net sales	$774,320	$650,965	$2,906,345	$2,442,753

Segment operating income:
Aerospace & Defense	44,870	41,548	183,813	141,800
Commercial	75,032	48,924	238,781	179,782
RF&S Components	3,672	2,527	11,253	8,666

Total segment operating income	$123,574	$92,999	$433,847	$330,248

Unallocated amounts:
Restructuring	(216)	(4,833)	(2,847)	(11,200)
Impairment of goodwill	—	(32,600)	—	(32,600)
Gain on sale of property, plant, and equipment	—	1,249	—	15,669
Acquisition-related and other charges	—	(1,585)	(15)	(14,524)
Stock-based compensation	(12,082)	(8,083)	(41,668)	(29,780)
Other corporate expenses	(21,303)	(28,869)	(87,736)	(96,878)
Amortization of definite-lived intangibles	(9,224)	(9,250)	(36,897)	(44,892)

Total operating income	$80,749	$9,028	$264,684	$116,043

RECONCILIATIONS[2]

	Fourth Quarter		Full Year
	2025	2024	2025	2024
Non-GAAP gross profit reconciliation[3] :
GAAP gross profit	$165,869	$126,541	$601,686	$477,375
Add back item:
Amortization of definite-lived intangibles	2,336	2,336	9,343	9,342
Stock-based compensation	3,646	2,653	12,866	9,342
Unrealized (gain) loss on commodity hedge	(4,044)	1,635	(5,879)	370
Other charges	—	—	—	709

Non-GAAP gross profit	$167,807	$133,165	$618,016	$497,138

Non-GAAP gross margin	21.7%	20.5%	21.3%	20.4%
Non-GAAP operating income reconciliation[4] :
GAAP operating income	$80,749	$9,028	$264,684	$116,043
Add back items:
Amortization of definite-lived intangibles	9,224	9,250	36,897	44,892
Stock-based compensation	12,082	8,083	41,668	29,780
(Gain) loss on sale of property, plant and equipment	—	(1,249)	—	(15,669)
Unrealized (gain) loss on commodity hedge	(4,044)	1,635	(5,879)	370
Impairment, restructuring, acquisition-related and other charges	226	39,018	3,044	58,324

Non-GAAP operating income	$98,237	$65,765	$340,414	$233,740

Non-GAAP operating margin	12.7%	10.1%	11.7%	9.6%
Non-GAAP net income and EPS reconciliation[5] :
GAAP net income	$50,685	$5,170	$177,448	$56,299
Add back items:
Amortization of definite-lived intangibles	9,224	9,250	36,897	44,892
Stock-based compensation	12,082	8,083	41,668	29,780
Non-cash interest expense	548	525	2,157	2,042
(Gain) loss on sale of property, plant and equipment	—	(1,249)	—	(15,669)
Unrealized (gain) loss on commodity hedge	(4,044)	1,635	(5,879)	370
Unrealized (gain) loss on foreign exchange	6,163	(13,048)	14,629	(1,039)
Impairment, restructuring, acquisition-related and other charges	226	39,018	3,044	58,324
Income taxes[6]	(63)	2,005	(10,994)	2,481

Non-GAAP net income	$74,821	$51,389	$258,970	$177,480

Non-GAAP earnings per diluted share	$0.70	$0.49	$2.46	$1.70

	Fourth Quarter		Full Year
	2025	2024	2025	2024
Adjusted EBITDA reconciliation[7] :
GAAP net income	$50,685	$5,170	$177,448	$56,299
Add back items:
Income tax provision	11,323	9,161	32,889	27,650
Interest expense	12,376	11,204	45,334	47,515
Amortization of definite-lived intangibles	9,224	9,250	36,897	44,892
Depreciation expense	28,139	26,524	110,274	105,233
Stock-based compensation	12,082	8,083	41,668	29,780
(Gain) loss on sale of property, plant and equipment	—	(1,249)	—	(15,669)
Unrealized (gain) loss on commodity hedge	(4,044)	1,635	(5,879)	370
Unrealized (gain) loss on foreign exchange	6,163	(13,048)	14,629	(1,039)
Impairment, restructuring, acquisition-related and other charges	226	38,966	3,044	56,439

Adjusted EBITDA	$126,174	$95,696	$456,304	$351,470

Adjusted EBITDA margin	16.3%	14.7%	15.7%	14.4%
Free cash flow reconciliation:
Operating cash flow	$62,930	$86,054	$291,882	$236,894
Capital expenditures, net	(51,253)	(52,761)	(273,940)	(152,871)

Free cash flow	$11,677	$33,293	$17,942	$84,023

[1]

Prior year end market revenue and operating segment data has been recasted in connection with the Company’s previously disclosed change in organization structure - refer to the recasted historical selected unaudited financial information in the Form 8-K filed on July 30, 2025 for further information.

[2]

This information provides a reconciliation of non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, non-GAAP EPS, and adjusted EBITDA to the financial information in our consolidated condensed statements of operations. Prior year results have been revised to exclude the impact of unrealized (gain) loss on foreign exchange from non-GAAP net income, non-GAAP EPS, and adjusted EBITDA - refer to the revised historical non-GAAP financial information in the Form 8-K filed on February 5, 2025 for further information.

[3]	Non-GAAP gross profit and gross margin measures exclude amortization of definite-lived intangibles, stock-based compensation, unrealized (gain) loss on commodity hedge, and other charges.
[4]

Non-GAAP operating income and operating margin measures exclude amortization of definite-lived intangibles, stock-based compensation, (gain) loss on sale of property, plant and equipment, unrealized (gain) loss on commodity hedge, impairment, restructuring, acquisition-related, and other charges.

[5]

This information provides non-GAAP net income and non-GAAP EPS, which are non-GAAP financial measures. Management believes that both measures - which add back amortization of definite-lived intangibles, stock-based compensation, non-cash interest expense, (gain) loss on sale of property, plant and equipment, unrealized (gain) loss on commodity hedge, unrealized (gain) loss on foreign exchange, impairment, restructuring, acquisition-related, and other charges as well as the associated tax impact of these charges and discrete tax items - provide additional useful information to investors regarding the Company’s ongoing financial condition and results of operations.

[6]	Income tax adjustments reflect the difference between income taxes based on a non-GAAP tax rate and a forecasted annual GAAP tax rate.
[7]

Adjusted EBITDA is defined as earnings before income taxes provision, interest expense, amortization of definite-lived intangibles, depreciation expense, stock-based compensation, (gain) loss on sale of property, plant and equipment, unrealized (gain) loss on commodity hedge, unrealized (gain) loss on foreign exchange, impairment, restructuring, acquisition-related, and other charges. We present adjusted EBITDA to enhance the understanding of our operating results, and it is a key measure we use to evaluate our operations. In addition, we provide our adjusted EBITDA because we believe that investors and securities analysts will find adjusted EBITDA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements. However, adjusted EBITDA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States of America.